Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Chimerix, Inc. of our report dated March 8, 2013 (except for Note 14, as to which the date is March 26, 2013), with respect to the financial statements of Chimerix, Inc. included in its Registration Statement (Form S-1 No. 333-187145) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

April 10, 2013